Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-105819, No. 333-107143, and No. 333-136123 on Forms S-8 of our report dated March 16, 2012, relating to the consolidated financial statements and financial statement schedule of Core Molding Technologies, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP
Columbus, Ohio
March 16, 2012